                                                                    EXHIBIT 4.8

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------


          REGISTRATION RIGHTS AGREEMENT, dated as of September 14, 1999, by and among Satyam Infoway Limited, a limited liability company under the laws of the Republic of India (the "Company"), South Asia Regional Fund, a company
                        -------
incorporated in Mauritius ("SARF"), and Sterling Commerce, Inc., a Delaware
                            ----
corporation ("Sterling Commerce").
              -----------------

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, in connection with the issuance and sale by the Company, and the purchase by Sterling Commerce, of 481,000 Equity Shares, the parties desire to provide registration rights to Sterling Commerce;

          WHEREAS, the Company has already provided certain registration rights to SARF in a Share Subscription and Shareholders Agreement, dated February 5, 1999 (the "SARF Subscription Agreement"); and
           ---------------------------

          WHEREAS, the parties desire to enter into this Agreement to supercede the SARF Subscription Agreement regarding the sale of Equity Shares by SARF in the United States and to provide a single, coordinated agreement, regarding the Company's obligation to register Equity Shares (or related American Depositary Shares) owned by SARF or Sterling Commerce.

          NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Section 1.1  Definitions.  Capitalized terms used herein and not
                       -----------
otherwise defined herein have the meanings ascribed to them in the Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), by and
                                             ----------------------
among the Company, Sterling Commerce and Satyam Computer Services Limited, provided that the parties agree that any subsequent amendment to the Stockholders Agreement will not alter the meaning of any defined terms in this Agreement. In addition, the following terms shall have the meanings ascribed to them below:

          "Commission" means the United States Securities and Exchange
           ----------
Commission.

          "Demand Registration" means a registration of Registrable Securities
           -------------------
under the Securities Act pursuant to a request made under Section 2.1(a).

          "Equity Shares" means the equity shares, par value Rs.10 per share, of
           -------------
the Company and any other equity securities representing, or received in exchange for, such equity shares, including, without limitation, American Depositary Receipts and American Depositary Shares.

          "Holder" shall mean a holder of Registrable Securities entitled to
           ------
rights and subject to obligations hereunder, with the Initial Holders being SARF and Sterling Commerce.

          "Registrable Security" means each Equity Share until (i) it has been
           --------------------
effectively registered under the Securities Act and disposed of pursuant to an effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, including a sale pursuant to the provisions of Rule 144(k), (iii) it has been otherwise Transferred and the certificate or other evidence of ownership for it is not required to bear the legend required pursuant to the Stockholders Agreement and it may be resold by the person receiving such certificate without registration under the Securities Act or (iv) the Holder thereof ceases to hold at least one percent (1.0%) of the outstanding Equity Shares and all of such Holder's Equity Shares may be resold in one 90-day period without (x) a volume limitation or (y) reliance on Rule 144(k).

          "Underwriter" means a securities dealer who purchases any Registrable
           -----------
Securities as principal in an underwritten offering or other transaction.


                                  ARTICLE II

                              REGISTRATION RIGHTS

          Section 2.1  Demand Registration.  (a)  Request for Registration by
                       -------------------        ---------------------------
Sterling Commerce or SARF.  At any time commencing 180 days after an Initial
-------------------------
Public Offering, Sterling Commerce may make two written requests, and SARF may make three written requests, for a Demand Registration, pursuant to a registration statement on the appropriate form. Notwithstanding the foregoing, in the event that Sterling Commerce (i) has made two written requests for a Demand Registration under this Section 2.1 and (ii) continues to hold Equity Shares, Sterling Commerce may make one additional written request for a Demand Registration with respect to not less than all of the Registrable Securities then held by Sterling Commerce pursuant to a registration statement on the appropriate form.

          The request for a Demand Registration shall specify the number of Registrable Securities proposed to be sold (which shall be at least the lesser of (i) U.S. $5.0 million in fair market value or (ii) all Equity Shares then beneficially owned by Sterling Commerce or SARF, as the case may be) and will also specify the intended method of disposition thereof. The Company shall not be required to keep any shelf registration statement requested pursuant to a Demand Registration continuously effective for more than 90 days.

          (b)   Effective Registration.  A registration will not be deemed to
                ----------------------
have been effected as a Demand Registration unless it has been declared effective by the Commission and the Company has complied in all material respects with its obligations under this Agreement with respect thereto; provided that if, after it has become effective, the offering of Registrable Securities pursuant to such registration is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or any other governmental or administrative agency, or if any court prevents or otherwise limits the sale of Registrable Securities pursuant to the registration (for any reason other than the acts or omissions of the Holder who commenced the Demand Registration), such registration will be deemed not to have been effected. If
(i) a registration requested pursuant to this Section 2.1 is deemed not to have been effected or (ii) the registration requested pursuant to this Section 2.1 does not remain effective for a period of at least 90 days beyond the effective date thereof or until the earlier consummation of the distribution by the Holder who commenced the Demand Registration of the Registrable Securities included in such registration statement by it, then such registration statement shall not count as a Demand Registration pursuant to Section 2.1(a) and the Company shall continue to be obligated to effect the registrations pursuant to this Section 2.1 as though the request for such Demand Registration had never been made. At the request of the Holder who commenced the Demand Registration, the Company shall withdraw the Demand Registration at any time prior to the time it becomes effective, provided that such Holder shall reimburse the Company for all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred prior to such withdrawal and shall thereafter be entitled to the Demand Registration rights that existed prior to such withdrawal.

          (c)  Selection of Underwriter.  If the Holder commencing the Demand
               ------------------------
Registration so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an underwritten offering. The Holder commencing the Demand Registration shall select one or more nationally recognized firms of investment bankers to act as the book-running managing Underwriter or Underwriters in connection with such offering and shall select any additional investment bankers and managers to be used in connection with the offering; provided that such investment bankers and managers must be reasonably satisfactory to the Company.

          (d)  Price Determination.  In connection with a Demand Registration
               -------------------
under this Section 2.1 only, the Holders participating in the Demand Registration shall have the sole right to determine the offering price per share and underwriting discount, if applicable, in connection with any resales of Registrable Securities by them, after consultation with the Company and due regard for the Company's views relating thereto.

          Section 2.2  Piggy-Back Registration.  If at any time the Company
                       -----------------------
proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any security holders of any class of its equity securities for cash, including without limitation, a registration statement filed in response to a request for Demand Registration pursuant to Section 2.1 (other than a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders or for any compensatory benefit plan), then the Company shall give written notice of such proposed filing to each Holder as soon as practicable (but in no event less than 14 days before the anticipated filing date), and such notice shall offer each other Holder the opportunity to register such number of Registrable Securities as such Holder may request (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof) (a "Piggy-Back Registration").
 -----------------------

          The Company shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by each other Holder to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. A Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section
2.2 by giving written notice to the Company of its request to withdraw.

          No registration effected under this Section 2.2, and no failure to effect a registration under this Section 2.2, shall relieve the Company of its obligations pursuant to Section 2.1, and no failure to effect a registration under this Section 2.2 and to complete the sale of Equity Shares in connection therewith shall relieve the Company of any other obligation under this Agreement (including, without limitation, the Company's obligations under Sections 3.2 and 4.1).

          Section 2.3  Reduction of Offering.  (a)  Demand Registration.  As
                       ---------------------        -------------------
provided for in Section 2.2, the Company may include in a Demand Registration Equity Shares for the account of the Company, the other Holders or other holders thereof exercising contractual piggy back or demand rights, on the same terms and conditions as the Registrable Securities to be included therein for the account of the Holder commencing the Demand Registration; provided, however, that (i) if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.1 have informed the Company in writing that it is their opinion that the total number of Equity Shares which the Company and the Holders and any other holders participating therein intend to include in such offering is such as to materially and adversely affect the success of such offering, then (x) the number of Equity Shares to be offered for the account of such other holders (if any) shall be reduced (to zero, if necessary), in the case of this clause (x) pro rata in proportion to the respective number of Equity Shares requested to be registered, (y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (z) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holders (including the Holder commencing the Demand Registration) shall be reduced pro rata in proportion to the respective number of Equity Shares requested to be registered to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters and (ii) if the offering is not underwritten, no other party, including the Company, shall be permitted to offer securities under any such Demand Registration unless the Holder commencing the Demand Registration consents to the inclusion of such Equity Shares therein, such consent not to be unreasonably withheld.

          (b)  Piggy-Back Registration.  Notwithstanding anything to the
               -----------------------
contrary contained herein, if the managing Underwriter or Underwriters of any underwritten offering described in Section 2.2 have informed the Company in writing that it is their opinion that the total number of Equity Shares that the Company and the Holders and any other Persons desiring to participate in a registration other than a Demand Registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of Equity Shares to be offered for the account of the Holders and all such other Persons (other than the Company) participating in such registration shall be reduced (to zero if necessary) or limited pro rata in proportion to the respective number of Equity Shares requested to be registered to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters; provided, however, that if such offering is effected for the account of any other security holder of the Company pursuant to the demand registration rights of such security holder, then (x) the number of Equity Shares to be offered for the account of the Company (if any) shall be reduced (to zero, if necessary) and (y) thereafter, if necessary, the number of Equity Shares to be offered for the account of the Holders and any other holders that have requested to include Equity Shares in such registration (but not such security holders who have exercised their demand registration rights) shall be reduced (to zero, if necessary), in the case of this clause (y) pro rata in proportion to the respective number of Equity Shares requested to be registered, to the extent necessary to reduce the total number of Equity Shares requested to be included in such offering to the number of Equity Shares, if any, recommended by such managing Underwriters.

          Section 2.4  Registration Rights in India.
                       ----------------------------

          (a)  Sterling Commerce.  In connection with any registered public
               -----------------
offering by the Company of Equity Shares in India, the Company shall, subject to all necessary approvals of the Government of India, use its reasonable best efforts to register the Equity Shares held by Sterling Commerce under Indian law and, at the request of Sterling Commerce, include the Equity Shares held by Sterling Commerce in such offering on terms that treat it pro rata with the other holders of Equity Shares with registration rights applicable to an offering in India.

          (b)  SARF.  The Company confirms the rights granted to SARF in Clause
               ----
13 of the SARF Subscription Agreement.

                                  ARTICLE III

                            REGISTRATION PROCEDURES

          Section 3.1  Filings; Information.  If the Company is required to
                       --------------------
effect or cause the registration of Registrable Securities pursuant to Section 2.1, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

(a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on an appropriate form for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days (or such shorter period as is required to complete the distribution of the Equity Shares); provided that the Company may postpone the filing of a registration statement for a period of not more than 120 days from the date of receipt of the request in accordance with Section 2.1 if the Company reasonably determines that such a filing would (i) require the disclosure of material non-public information concerning the Company, which disclosure would be reasonably expected to materially adversely affect the Company or (ii) prevent, delay or otherwise adversely affect the Company from making an offering of equity securities for its own account (which offering the Company has a good faith intention to consummate) in which case the Holders shall have the piggy-back registration rights set forth in Section 2.2, and in the case of (i) or (ii) furnishes to the Holder requesting registration a certificate signed by an executive officer of the Company to such effect; provided that the Company shall only be entitled to postpone any such filing two times in any twenty-four month period. If the Company postpones the filing of a Registration Statement, it shall promptly notify the Holders in writing when the events or circumstances permitting such postponement have ended.

          (b) The Company will as expeditiously as possible prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement continuously effective for a period of not less than 90 days or such shorter period which will terminate when all securities covered by such registration statement have been sold and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders participating therein as set forth in such registration statement.

          (c) Upon request, the Company will, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Holder participating in such offering, counsel representing each Holder (if requested), and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, together with exhibits thereto, which documents will be subject to review and comment by the foregoing (and the Company and its Counsel shall give due regard to such comments) promptly after delivery, and thereafter furnish to such Holders, counsel and Underwriter, if any, for their review and comment such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents or information as such Holder, counsel or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the participating Holders.

          (d) After the filing of the registration statement, the Company will promptly notify each Holder participating in such offering, and (if requested by any Holder) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information,
(iii) of the issuance by the Commission or any other Federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose,
(iv) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities the representations and warranties of the Company contained in any agreement contemplated by Section 3.1(h) (including any underwriting agreement) cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a registration statement, prospectus or documents incorporated therein by reference so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company's reasonable determination that a post-effective amendment to a registration statement would be necessary.

          (e) The Company will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as the Holders participating in the offering reasonably (in light of the intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the participating Holders to consummate the disposition of the Registrable Securities owned by them; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (f) The Company will take all reasonable actions required to prevent the entry, or obtain the withdrawal, of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any Registrable Securities for sale in any jurisdiction, at the earliest moment.

          (g) Upon the occurrence of any event contemplated by paragraph 3.1(d)(iv), (vi) or (vii) above, the Company will (i) prepare a supplement or post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) promptly make available to the Holders any such supplement or amendment.

          (h) The Company will enter into customary agreements (including, if applicable, an underwriting agreement in customary form and which is reasonably satisfactory to the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

          (i) The Company will furnish to each Holder participating in the offering and to each Underwriter, if any, a signed counterpart, addressed to such Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letter, as the case may be, as such Holder(s) or the managing Underwriter therefor reasonably requests so long as consistent with the professional standards then applicable to such letters.

          (j) The Company will use its reasonable best efforts (a) to cause any class of Registrable Securities (including, as appropriate, related American Depositary Shares) to be listed on a national securities exchange (if such Equity Shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange or (b) to secure designation of all such Registrable Securities covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure Nasdaq authorization for such Registrable Securities and, without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, Inc. (the "NASD").
                                  ----

          The Company may require each Holder participating in an offering covered by this Agreement to furnish promptly in writing to the Company such information regarding the distribution of the Registrable Securities by such Holder as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration including, without limitation, all such information as may be requested by the Commission or the NASD. The Company may delay or withdraw such registration, or exclude a Holder from participating, if a Holder fails to provide such information.

          Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 3.1(d)(iii),
(iv), (v), (vi) and (vii) hereof, the Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(g) hereof, and, if so directed by the Company, each Holder will deliver to the Company all copies, other than permanent file copies, then in such Holder's possession of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(d)(iii), (iv), (v), (vi) or (vii) hereof to the date when the Company shall make available to the Holder(s) a prospectus supplemented or amended to conform with the requirements of Section 3.1(g) hereof.

          In connection with any registration of Registrable Securities pursuant to Section 2.2, the Company will take the actions contemplated by paragraphs
(c), (d), (e), (i) and (j) above.

          (k) In connection with any underwritten Demand Registration pursuant to Section 2.1, the Company will participate in a reasonable manner in any marketing efforts reasonably requested by the underwriters.

          Section 3.2  Registration Expenses.  In connection with the Demand
                       ---------------------
Registration pursuant to Section 2.1 hereof, and any registration statement filed pursuant to Section 2.2 hereof, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees
      ---------------------
and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and all fees and expenses incident to the performance of or compliance with this Agreement by the Company, (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company, (vii) in connection with a Demand Registration pursuant to Section 2.1 only, reasonable fees and disbursements of counsel for the Holder commencing the demand registration (not to exceed $25,000 in the aggregate), (viii) customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters in customary form if such letter may be rendered under then-applicable standards of professional conduct), and (ix) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay (A) any fees and expenses of counsel for the Holders (except as specified in clause (vii) above), or (B) any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities.


                                  ARTICLE IV

                       INDEMNIFICATION AND CONTRIBUTION

          Section 4.1  Indemnification by the Company.  The Company agrees to
                       ------------------------------
indemnify and hold harmless each Holder, its officers, directors, employees and agents, and each Person, if any, who controls such Holder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person (collectively, the "Controlling Persons"), from and against any loss,
                           -------------------
claim, damage, liability, reasonable attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim (collectively, the "Damages"), joint or several, and any action in respect thereof to which any
 -------
such

Holder, its officers, directors, employees and agents, and each such Controlling Person for any legal and other expenses reasonably incurred by such Holder, its officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or proceedings; provided, however, that the Company shall not be liable to a Holder to the extent that (a) any such Damages arise out of or are based upon an untrue statement or omission made in any preliminary prospectus if (i) the Holder failed to send or deliver a copy of the final prospectus with or prior to the delivery of written confirmation of the sale by or on behalf of the Holder to the Person asserting the claim from which such Damages arise, and (ii) the final prospectus would have corrected such untrue statement or such omission; or (b) any such Damages arise out of or are based upon an untrue statement or omission in any prospectus if (x) such untrue statement or omission is corrected in an amendment or supplement to such prospectus, and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, the Holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Damages arise. The Company also agrees to indemnify any Underwriter, selling brokers or other person participating in the distribution of the Registrable Securities, their officers and directors and each Person who controls such Underwriter or other person on substantially the same basis as that of the indemnification of the Holders provided in this Section 4.1 and to acknowledge such indemnification in writing if reasonably requested to do so.

          Section 4.2  Indemnification by Holders.  Each Holder agrees to
                       --------------------------
indemnify and hold harmless the Company, along with its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling Person, to the same extent as the foregoing indemnity from the Company to the Holders, but only with reference to information related to such Holder, or its plan of distribution, either (a) furnished in writing by the Holder or on its behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, or (b) omitted by the Holder from any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus, and necessary to make the statements contained therein with respect to the Holder or its plan of distribution not misleading. In case any action or proceeding shall be brought against the Company or its officers, directors, employees or agents or any such controlling Person or its partners, officers, directors, employees or agents, in respect of which indemnity may be sought against a Holder, such indemnifying Holder shall have the rights and duties given to the Company, and the Company or its officers, directors, employees or agents, controlling Person, or its partners, officers, directors, employees or agents, shall have the rights and duties given to such Holder, under Section
4.1. Each Holder also agrees to indemnify and hold harmless any other Person selling Registrable Securities and the Underwriters of the Registrable Securities, and their respective officers and directors and each Person who controls each other such other Person or Underwriter on substantially the same basis as that of the indemnification of the Company provided in this Section
4.2. The Company shall be entitled to receive indemnities from Underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above, with respect to information either (a) furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement or (b) omitted by such Persons from any registration statement or prospectus and necessary to make the statements contained therein about such Person and, if applicable, its plan of distribution not misleading. In no event shall the liability of any Holder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

          Section 4.3  Conduct of Indemnification Proceedings.  Promptly after
                       --------------------------------------
receipt by any Person in respect of which indemnity may be sought pursuant to
Section 4.1 or 4.2 (an "Indemnified Party") of notice of any claim or the
                        -----------------
commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an "Indemnifying Party") notify the Indemnifying Party in writing of the
            ------------------
claim or the commencement of such action, provided that the failure to notify the Indemnifying Party shall not relieve it from any liability except to the extent of any material prejudice resulting therefrom. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Parry thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party acknowledges, in a writing in form and substance reasonably satisfactory to such Indemnified Party, such Indemnifying Party's liability for all Damages of such Indemnified Party to the extent specified in, and in accordance with this Article IV. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties, or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. Whether or not the defense of any claim or action is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld.

          Section 4.4  Contribution.  If the indemnification provided for in
                       ------------
this Article IV is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holders on the one hand and the Underwriters on the other from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Damages, as well as any other relevant equitable considerations, and (ii) as between the Company on the one hand and the Holders on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and each Holder bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and each Holder on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and each Holder or by the Underwriters. The relative fault of the Company on the one hand and of each Holders on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.
The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Holder were offered to the public (less underwriting discounts and commissions) exceeds the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation

          The indemnity, contribution and expense reimbursement obligations contained in this Article IV are in addition to any liability any Indemnifying Party may otherwise have to an Indemnified Party or otherwise. The provisions of this Article IV shall survive for a period equal to the statute of limitations of the underlying claim under applicable law, notwithstanding any transfer of the Registrable Securities by a Holder or any termination of this Agreement.

                                   ARTICLE V

                                 MISCELLANEOUS

          Section 5.1  Participation in Underwritten Registrations.  No Person
                       -------------------------------------------
may participate in any underwritten registration hereunder unless such Person
(a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights; provided that (i) a Holder shall not be required to make any representations or warranties except those which relate solely to such Holder and its intended method of distribution, and (ii) the liability of a Holder to any Underwriter under such underwriting agreement will be limited to liability arising from misstatements or omissions regarding such Holder and its intended method of distribution and any such liability shall not exceed an amount equal to the amount of net proceeds the Holder derives from such registration; provided, however, that in an offering by the Company in which a Holder requests to be included in a Piggy-Back Registration, the Company shall use its reasonable best efforts to arrange the terms of the offering such that the provisions set forth in clauses (i) and (ii) of this Section 5.1 are true; provided further, that if the Company fails in its reasonable best efforts to so arrange the terms, the Holder may withdraw all or any part of its Registrable Securities from the Piggy-Back Registration and the Company shall reimburse the withdrawing Holder for all reasonable out-of-pocket expenses (including reasonable out-of-pocket counsel fees and expenses) incurred prior to such withdrawal.

          Section 5.2  Holdback Agreements.  Sterling Commerce shall comply with
                       -------------------
all of its obligations set forth in Section 2.2(b) of the Stockholders
Agreement.

          Section 5.3  Amendment and Modification.  Any provision of this
                       --------------------------
Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. Except for a waiver applicable to a single party and consented to by that party, this Agreement may not be amended, modified or supplemented other than by a written instrument signed by the Company, Sterling Commerce and SARF. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

          Section 5.4  Successors and Assigns; Entire Agreement.  (a)  This
                       ----------------------------------------
Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs; provided, however, that except as otherwise specifically permitted pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of Sterling Commerce and SARF. If a Holder shall acquire additional Equity Shares, such Equity Shares shall, except as otherwise expressly provided herein, be held subject to (and entitled to all the benefits of) all of the terms of this Agreement.

          (b) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

          Section 5.5  Separability.  In the event that any provision of this
                       ------------
Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          Section 5.6  Notices.
                       -------

          All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, telecopier, or overnight air courier guaranteeing next day delivery:

          (a) if to Sterling Commerce, at 4600 Lakehurst Court, Dublin, Ohio 43103, Attention: Al Hoover, with a copy (which shall not constitute notice) to Skadden, Arps, Slate Meagher & Flom, LLP, 919 Third Avenue, New York, New York 10022, Attention: Eric J. Friedman, Esq.;

          (b) if to SARF, at Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius, with a copy to Commonwealth Development Corporation, One Bessborough Gardens, London SW1V 2JQ, England, with a copy to CDC Advisors PVT Ltd., Thapar Niketan, 7/4 Brunton Road, Bangalore - 560 025, India; and

          (c) if to the Company, at Maansarovar Towers, 271-A, Anna Salai, Teynampet, Chennai - 600 018, India, with a copy to IInd Floor, Mayfair Centre, 1-8-303/36, S.P. Road, Secunderabad - 500 003, India, with a copy to M.G. Ramachandran, B 12 Kalindi Colony, New Delhi - 110 065, India, and to Latham & Watkins, 135 Commonwealth Drive, Menlo Park, California 94025, Attention:
Anthony J. Richmond, Esq.

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the addresses to which notices are to be given by giving five days' prior notice of such change in accordance herewith.

          Section 5.7  Governing Law.  This Agreement shall be governed by and
                       -------------
construed in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law.

          Section 5.8  Headings.  The headings in this Agreement are for
                       --------
convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

          Section 5.9  Counterparts.  This Agreement may be executed in any
                       ------------
number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

          Section 5.10  Further Assurances.  Each party shall cooperate and take
                        ------------------
such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

          Section 5.11  Termination.  Unless sooner terminated in accordance
                        -----------
with its terms or as otherwise herein provided, this Agreement shall terminate upon the earlier to occur of (i) the mutual agreement by the parties hereto,
(ii) such time as no Holder holds at least one percent (1.0%) of the outstanding Equity Shares and all of each such Holder's Equity Shares may be resold in one 90-day period without (x) a volume limitation or (y) reliance on Rule 144(k) or
(iii) the three-year anniversary of an Initial Public Offering.

          Section 5.12  Remedies.  In the event of a breach or a threatened
                        --------
breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

          Section 5.13  Pronouns.  Whenever the context may require, any
                        --------
pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

          Section 5.14  Recapitalization, Exchanges, etc.  If any capital stock
                        --------------------------------
or other securities are issued in respect of, in exchange for, or in substitution of, any Equity Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Equity Shares or any other change in capital structure of the Company, then appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the term "Equity Shares" as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. Without limiting the foregoing, whenever a particular number of Equity Shares is specified herein, such number shall be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any similar transactions.

          Section 5.15  Arbitration.
                        -----------

          (a) Any and all claims, disputes, questions or controversies involving the parties hereto and arising out of or in connection with this Agreement, or the execution, interpretation, validity, performance, breach or termination hereof (collectively, "Disputes") shall, upon the written request of
                                   --------
any party to this Agreement, be first referred to senior officers of each party for resolution. The senior officers shall meet immediately and attempt to negotiate a resolution of the Dispute. If such officers, negotiating in good faith, are unable to resolve and settle the dispute within fifteen (15) calendar days after the Dispute is first submitted to them, then any such officer shall be entitled to cause the Dispute to be submitted for settlement pursuant to the terms of Section 5.15(b).

          (b) Any Dispute which is not settled after an attempt by the parties hereto by amicable negotiation under Section 5.15(a) shall be resolved by final and binding arbitration. The arbitration shall be held in London in accordance with the Rules of the International Chamber of Commerce as then existing and shall be heard and determined by an arbitral tribunal composed of three (3) arbitrators. Each party shall nominate one arbitrator within thirty (30) days after the date on which the Dispute is submitted for settlement pursuant to this 5.15(b), and both of such arbitrators shall nominate a third arbitrator, who shall serve as the Chairman of such arbitral tribunal, within sixty (60) days after the date on which the Dispute is submitted to arbitration pursuant to this 5.15(b). If any arbitrator has not been named within the time limits specified herein, such appointment shall be made by the International Court of Arbitration of the International Chamber of Commerce, upon the written request of any party, if possible within thirty (30) days of such request. In the event there are more than two parties to a Dispute, whether as claimants or respondents, the procedure for selection of arbitrators remains the same as above, except that each of the multiple claimants and/or respondents shall jointly appoint an arbitrator.

          (c) Neither the existence of any Dispute nor the fact that any arbitration is pending hereunder shall relieve either party hereto of its respective obligations under this Agreement.

          (d) Each party agrees that all of the transactions contemplated by this Agreement shall constitute and shall be deemed to constitute commercial activities. To the extent that any party may be entitled in any jurisdiction whatsoever to claim immunity, whether characterized as sovereign or otherwise, from litigation, execution, set-off, attachment or other legal process of any nature whatsoever, it hereby expressly and irrevocable waives such immunity.

          (e) Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the laws of the place of arbitration and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958. The award shall be final and binding on the parties and judgment upon any award may be entered in any court of competent jurisdiction.

          (f) To the fullest extent permitted by law, the parties hereby waive any rights of appeal to any court of competent jurisdiction with respect to any question of law arising in the course of the arbitration or with respect to any award, whether interlocutory or final. The parties expressly agree that leave to appeal or state a special case under Section 45 or Section 69 of the English Arbitration Act of 1996 shall not be sought with respect to any question of law arising during the course of the arbitration or with respect to any award made. However, the parties do not intent to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or in connection with the enforcement of any award. Without prejudice to the availability of provisional remedies under the jurisdiction of a competent court, the arbitral tribunal shall have fully authority to grant provisional remedies.

          (g) The arbitral tribunal may consolidate an arbitration arising under or relating to this Agreement, the Stock Purchase Agreement, dated as of even date herewith, by and between the Company and Sterling Commerce, and the Registration Rights Agreement, dated as of even date herewith, by and among the Company, Satyam Computer Services Limited and Sterling Commerce with any other arbitration arising under or relating to any of these agreements, if the subject of the disputes in the arbitrations arises out of or relates essentially to the same set of facts or transactions, and no party would be prejudiced thereby. Such consolidated arbitration(s) shall be determined by the arbitral tribunal appointed for the arbitration proceeding that was commenced first in time.

          (h) The arbitration proceedings conducted pursuant to this Agreement shall be confidential. Neither party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the arbitration without the prior written consent of the other party except as required by law or in the course of a judicial, regulatory or arbitration proceeding, as may be requested or required by a governmental authority or as required for the enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.


                           (Signature pages follow)

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              SATYAM INFOWAY LIMITED


                              By: /s/ R. Ramaraj
                                 _______________________
                              Name:  R. Ramaraj
                              Title:  Managing Director

                              Witnessed by:


                              /s/ K. Thiagarajan
                              ___________________________
                              Name:  K. Thiagarajan
                              Title: General Manager - Finance


                              STERLING COMMERCE, INC.


                              By: /s/ Albert K. Hoover
                                 ------------------------
                              Name:  Albert K. Hoover
                              Title: Senior Vice President and General Counsel

                              Witnessed by:


                              /s/ Shelly R. Boggs
                              ---------------------------
                              Name:  Shelly R. Boggs
                              Title: Legal Administrative Assistant


                              SOUTH ASIA REGIONAL FUND


                              By: /s/ [Illegible]
                                 ------------------------
                              Name:
                              Title:


                              Witnessed by:

                              /s/ [Illegible]
                              ---------------------------
                              Name:
                              Title:

                                      S-1